Exhibit 99.1

News Release Nektar Therapeutics 201 Industrial Road San Carlos, CA 94070 650-631-3100 Phone 650-631-3150 Fax www.nektar.com

Nektar Announces Closing of Sale of Specific Pulmonary Delivery Assets to Novartis for $115 Million

SAN CARLOS, Calif., Dec 31, 2008 -- Nektar Therapeutics (Nasdaq: NKTR) today announced that it has successfully closed the divestiture of specific Nektar pulmonary delivery assets, technology, and intellectual property to Novartis for $115 million in cash. The transaction was completed on December 31, 2008.

With the closing, Novartis assumes ownership of certain dry powder and liquid pulmonary formulation and manufacturing assets, including capital equipment and manufacturing facility lease obligations. The sale also transferred to Novartis approximately 140 Nektar personnel, as well as certain intellectual property and manufacturing methods, including manufacturing and royalty rights to Novartis’ Tobramycin inhalation powder (TIP) program.

Nektar continues to own its Bayer HealthCare-partnered program NKTR-061 (Amikacin Inhale) and royalties from the Ciprofloxacin inhaled powder program (CIP), also partnered with Bayer HealthCare. In addition, Nektar retains its NKTR-063 (inhaled vancomycin) program, as well as all intellectual property specific to inhaled insulin.

JPMorgan acted as exclusive financial advisor to Nektar.

About Nektar

Nektar Therapeutics is a biopharmaceutical company developing novel therapeutics based on its advanced polymer conjugate technology platforms. Nektar’s technology and drug development expertise have enabled nine approved products for partners, which include leading biopharmaceutical companies. Nektar is also developing a robust pipeline of its own high-value therapeutics that addresses unmet medical needs by leveraging and expanding its technology platforms to improve and enable molecules. For more information on Nektar Therapeutics, please visit http://www.nektar.com.

     Nektar Contacts:

     Jennifer Ruddock
     Nektar Therapeutics
     +1 650 631 4954
     jruddock@nektar.com

     Susan Noonan
     The SAN Group
     susan@sanoonan.com
     +1 212 966 3650